UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2017

MICROVISION, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34170	91-1600822
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6244 185th Avenue NE, Suite 100

Redmond, Washington 98052

(Address of principal executive offices) (Zip Code)

(425) 936-6847

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02. Termination of a Material Definitive Agreement.

On June 12, 2017, MicroVision, Inc. (the “Company”) delivered a notice of termination under the At-The-Market Sales Issuance Agreement dated May 1, 2017 (the “Sales Agreement”) between the Company and IFS Securities, Inc. (doing business as Brinson Patrick, a division of IFS Securities, Inc.) (“Brinson Patrick”) as sales agent. The Sales Agreement is terminable without penalty at the Company’s election. Pursuant to the terms of the Sales Agreement, termination of the Sales Agreement will be effective on June 17, 2017. The Sales Agreement entitled the Company to issue and sell, from time to time, up to an aggregate of $5 million in shares of its common stock, par value $0.001 per share (the “Common Stock”), through Brinson Patrick.

Through the date hereof, the Company has sold approximately 1.7 million shares of Common Stock for an aggregate offering price of approximately $3.7 million.

As a result of the termination of the Sales Agreement, there will be no further sales of Common Stock thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

/s/ Stephen P. Holt
Stephen P. Holt
Chief Financial Officer

Dated: June 13, 2017